UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2013

BOISE CASCADE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-35805	20-1496201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300

Boise, Idaho 83702-5389

(Address of principal executive offices) (Zip Code)

(208) 384-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 19, 2013, Boise Cascade Company (the “Company”) announced that it and its wholly-owned subsidiary, Boise Cascade Wood Products, L.L.C., have entered into a Limited Liability Company Interest Purchase Agreement, dated July 19, 2013, to purchase the Southeast operations of Wood Resources LLC.  These operations consist of a plywood manufacturing facility located in each of North and South Carolina.  In accordance with the terms of the purchase agreement, the Company will acquire 100% of the equity interests of both Chester Wood Products LLC and Moncure Plywood LLC.  Chester Wood Products, based in Chester, South Carolina, produces softwood plywood panels and veneer for a variety of end markets. The approximate annual plywood production capacity at the Chester facility is 320 million square feet.  Moncure Plywood, based in Moncure, North Carolina, is a flexible specialty plywood mill that produces both hardwood and softwood panels.  The approximate annual plywood production capacity at the Moncure facility is 150 million square feet.

The purchase price for the acquisition is $102.0 million, subject to adjustment at closing based upon a working capital target.  The closing of the acquisition is expected to occur prior to September 30, 2013.  The agreement contains standard representations and warranties, indemnities and closing conditions, including receipt of approval under the Hart-Scott-Rodino Act of 1976, as amended.  Of the purchase price, $5.1 million will be placed into escrow at closing to satisfy any claims for indemnification, 50% of which is eligible to be released after one year with the balance released after two years (assuming no pending claims).  The Company intends to finance the acquisition with cash on hand and drawings under its revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Wayne M. Rancourt
Wayne M. Rancourt Senior Vice President, Chief Financial Officer, and Treasurer
Date: July 19, 2013